TRANSFER RESTRICTION AGREEMENT

THIS TRANSFER RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2007 by and among the signatories to this Agreement identified on Schedule A (each a “Holder” and collectively, the “Holders”) to be effective as of and contingent upon the Closing of the Merger (as defined below).

RECITALS

A.    Reference is hereby made to the Agreement and Plan of Merger dated September 12, 2007, as amended, by and among GoAmerica, Inc., a Delaware corporation (“GoAmerica”), HOVRS Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of GoAmerica (“Merger Sub”), and Hands On Video Relay Services, Inc., a Delaware corporation (“Hands On”) (as it may be further amended from time to time, the “Merger Agreement”), pursuant to which, and subject to the terms and conditions thereof, at the Effective Time, Merger Sub will merge with and into Hands On (the “Merger”), and each share of HOVRS Common Stock and HOVRS Preferred Stock will convert into the right to receive cash and/or shares of common stock of GoAmerica (“GoAmerica Common Stock”) as set forth in the Merger Agreement; capitalized terms used herein without being defined have the same meanings that they are given in the Merger Agreement.

B.           As of the date hereof, each Holder owns shares of Common Stock and/or Series A Preferred Stock of Hands On, which shares may convert into a right to receive GoAmerica Common Stock upon the effectiveness of the Merger.

C.           In connection with the Merger and as a condition to the receipt of the GoAmerica Common Stock, each Holder will become a party to the Lock-up and Registration Rights Agreement dated as of the Closing Date between GoAmerica and certain holders of GoAmerica Common Stock, pursuant to which the GoAmerica Common Stock held by the Holders will be subject to a two (2) year lock-up as set forth therein (the “Lock-Up Agreement”).

D.           In addition to the restrictions set forth in the Lock-up Agreement, the parties hereto desire to enter into this Agreement to provide for further transfer restrictions on the terms and conditions set forth herein.

AGREEMENT

The parties hereby agree as follows:

1.            Lock-Up. Each Holder agrees that, following the Effective Time, such Holder shall not, with respect to the GoAmerica Common Stock received by such Holder pursuant to the Merger,

(A)         during the first one-year period immediately following the Effective Time, sell, transfer or otherwise dispose of any such GoAmerica Common Stock, and

(B)         during the second one-year period following the Effective Time, sell, transfer or otherwise dispose of Shares within any preceding three (3) month period representing more than the greater of (i) one percent (1%) of the number of shares of GoAmerica Common Stock then outstanding as shown by the most recent report or statement published by GoAmerica, (ii) the average weekly reported volume of trading in GoAmerica Common Stock reported on Nasdaq Capital Market during the four (4) calendar weeks preceding the filing of Form 144 with the SEC, by the selling Holder, as required by Rule 144 of the Securities Act, or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (iii) the average weekly volume of trading in GoAmerica Common Stock reported pursuant to an effective transaction reporting plan or an effective national market system plan during the four-week period specified above.

2.            Further Transfer Restriction. Notwithstanding the provisions of Section 1(B) above or Section 1(B) of the Lock-up Agreement, each Holders hereby agrees that he or it will not sell, transfer or otherwise dispose of any shares of GoAmerica Common Stock acquired in the Merger during the Term (as defined below) of this Agreement, unless (i) such GoAmerica Common Stock held by the Holders are sold, transferred or otherwise disposed of in concert on a pro rata basis at the direction of the Directing Holders (as defined below), and (ii) at least two (2) out of the following three (3) individuals: Steve Eskenazi, Matt Ockner and Edmond Routhier (collectively, the “Directing Holders”), have authorized such sale, transfer or other disposition of the shares of GoAmerica Common Stock. The Holders agree and acknowledge that the GoAmerica Common Stock may be or become subject to a trading program at the direction of and subject to the approval of at least a majority of the Directing Holders, and each Holder shall take all such reasonable and lawful action as may be necessary or desirable for purposes of participating in any such trading program. If during the Term of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement, each Holder hereby agrees to cooperate with each other and the Directing Holders to carry out the purposes of this Agreement.

3.            Permitted Transfers. Notwithstanding the provisions of Sections 1, 2 or anything to the contrary herein or in the Lock-up Agreement, any Holder may transfer all or part of such Holder’s GoAmerica Common Stock to (i) his ancestors, descendants, siblings, or spouse, any executor or administrator of his estate, or to a custodian, trustee, executor, or other fiduciary primarily for the account of the Holder or his ancestors, descendants, siblings, or spouse, (ii) an affiliate (as defined in Rule 405 of Regulation D under the Securities Act), or (iii) to any other Holder who is a party to this Agreement (collectively, an “Exempted Transferee”); provided, that this Agreement shall be binding upon each such Exempted Transferee and, prior to the completion of such transfer, each Exempted Transferee or his or its legal representative shall have executed documents in form and substance reasonably satisfactory to GoAmerica and the Directing Holders, evidenced by their written acknowledgment of such satisfaction, assuming the obligations of the Holder under this Agreement with respect to the transferred GoAmerica Common Stock. Such transferred shares shall remain “GoAmerica Common Stock” hereunder, and references to a “Holder” hereunder shall be deemed thereafter to apply to and include the transferor or transferees of any such shares of GoAmerica Common Stock.

4.            Term. This Agreement shall be contingent upon and become effective as of the Effective Time of the Merger and shall survive until the earlier of (i) four (4) years from the Effective Time, and (ii) the date on which the Holders no longer own the Acquirer Common Stock received in connection with the Merger (the “Term”).

5.            Miscellaneous.

5.1          Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the address (or at such other address for a party as shall be specified upon like notice) set forth on Schedule A.

5.2.        Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

5.3.         No Other Rights. Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors and permitted assigns.

5.4.        Equitable Relief. Each of the parties hereto acknowledges that a breach by it of any provision contained in this Agreement will cause the other parties to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

5.5          Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

5.6          Headings. All references in this Agreement to “section” or “sections” refer to the corresponding numbered paragraph or paragraphs of this Agreement. All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

5.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

5.8          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to that state’s conflicts of laws principles.

5.9          Amendments; Waivers. Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each party. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

5.10       Successors and Assigns. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties.

5.11       No Conflict with Lock-Up Agreement. Holders hereby acknowledge and agree that if any term of this Agreement conflicts with the Lock-up Agreement, the Lock-up Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the Closing of the Merger.

HOLDERS

_/s/ Matt Ockner _________________________________

Matt Ockner

_/s/ Jack Clark ___________________________________

Jack Clark

_/s/ Steve Eskenazi _______________________________

Steve Eskenazi

_/s/ Bill McDonagh _______________________________

Bill McDonagh

_/s/ Greg Bronstein________________________________

Greg Bronstein

_/s/ Brendan McAnich_____________________________

Brendan McAnich

_/s/ Raj Venkatesan_______________________________

Raj Venkatesan

_/s/ John Zeisler__________________________________

John Zeisler

_/s/ Fritz Beesemyer_______________________________

Fritz Beesemyer

_/s/ Bill Coleman_________________________________

Bill Coleman

_/s/ Kurt Shusterman______________________________

Kurt Shusterman

_/s/ Edmond Routhier______________________________ Edmond Routhier CAYMUS INVESTMENT GROUP, LLC By: _/s/ Edmond Routhier__________________________ Edmond Routhier, Managing Member

SIGNATURE PAGE TO TRANSFER RESTRICTION AGREEMENT

SCHEDULE A

Holders

Caymus Investment Group LLC

c/o Edmond Routhier and Hands On Video Relay Services, Inc.

595 Menlo Drive

Rocklin, CA 95765

Matt Ockner

c/o Columbus Capital Management

1 Market Street, Spear Tower, Suite 3790

San Francisco, CA 94105

John Clark

7548 Bennett Valley Road

Santa Rosa, CA 95404

Steve Eskenazi

50 Sheldon Way

Hillsborough, CA 94110

Bill McDonagh

c/o Walden VC

750 Battery Street, 7th Floor

San Francisco, CA 94111

Greg Bronstein

c/o Wells Fargo

999 3rd Ave., Suite 4000

Seattle, WA 98104

Brendan McAnich

Columbus Capital Management

101 California Street, Suite 4001

San Francisco, CA 94111

Raj Venkatesan

3414 Washington Street

San Francisco, CA 94118

John Zeisler

25975 Alicante Lane

Los Altos Hills, CA  94022

Fritz Beesemyer

5101 N. Casa Blanca Drive, Suite 31

Scottsdale, AZ 95253

Bill Coleman

1550 Indian Valley Rd

Novato, CA 94947

Kurt Schusterman

650 Lysander Court

Brentwood, TN 37027

Edmond Routhier

c/o Hands On Video Relay Services, Inc.

595 Menlo Drive

Rocklin, CA 95765